EXHIBIT 3.1
SECOND ARTICLES OF AMENDMENT TO
THE SECOND ARTICLES OF AMENDMENT AND RESTATEMENT OF
JONES LANG LASALLE INCOME PROPERTY TRUST, INC.

Jones Lang LaSalle Income Property Trust, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:
FIRST: The Second Articles of Amendment and Restatement of the Corporation (the “Articles”) are hereby amended by deleting the existing definition of Roll-Up Transaction in Article IV of the Articles in its entirety and substituting in lieu thereof the following definition to read as follows:
“Roll-Up Transaction. The term “Roll-Up Transaction” shall mean a transaction involving the acquisition, merger, conversion or consolidation either directly or indirectly of the Corporation and the issuance of securities of a Roll-Up Entity to the holders of Common Shares. Such term does not include:
(a)a transaction involving securities of the Corporation that have been Listed for at least twelve months; or
(b)a transaction involving the conversion to corporate, trust or association form of only the Corporation, if, as a consequence of the transaction, there will be no significant adverse change in any of the following:
(i)voting rights of the holders of Common Shares;
(ii)the term of existence of the Corporation;
(iii)Sponsor or Advisor compensation; or
(iv)the Corporation’s investment objectives.”
SECOND: The amendments to the Articles as set forth above have been duly approved by at least a majority of the Board of Directors and approved by the stockholders of the Corporation as required by law.
THIRD: The undersigned acknowledges these Second Articles of Amendment to the Articles to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.
FOURTH: Except as amended hereby, the rest and remainder of the Articles shall be and remain in full force and effect.
IN WITNESS WHEREOF, the Corporation has caused these Second Articles of Amendment to the Second Articles of Amendment and Restatement to be executed in its name and on its behalf by its Chief Executive Officer and President and attested to by its Secretary on this 16th day of June, 2015.

ATTEST:	JONES LANG LASALLE INCOME PROPERTY TRUST, INC.
By: /s/ Gordon G. Repp	By: /s/ C. Allan Swaringen
Gordon G. Repp	C. Allan Swaringen
Secretary	Chief Executive Officer and President